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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 28, 2005

CenturyTel, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	1-7784	72-0651161
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

100 CenturyTel Drive, Monroe, Louisiana 71203
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (318) 388-9000

Item 8.01.        Other Events

         In late May 2005, CenturyTel, Inc. (the “Company”) repurchased approximately 12.9 million shares of its common stock under an accelerated share repurchase program with certain investment banks at an initial average share price of $32.34, which is subject to a future price adjustment based principally upon the actual cost of the shares to be repurchased by the investment banks.  As of October 31, 2005, the investment banks that sold 12.9 million shares to the Company in late May 2005 had repurchased approximately 83% of those shares at a weighted average price per share of approximately $34.46.

         In early February 2005, the Company’s board of directors approved a repurchase program that allows the Company to repurchase up to an aggregate of $200 million of either its common stock or equity units prior to December 31, 2005, unless extended by the Company’s board of directors.   Since the Company implemented its accelerated share repurchase program in May 2005, it has not purchased any securities under its $200 million repurchase program, and the Company does not expect to resume purchasing shares under its $200 million program until the investment banks complete their pending repurchases described above (which is currently expected to occur in mid-December 2005).

         In November 2005, the Company’s board of directors extended the time to complete the $200 million share repurchase program from December 31, 2005 to February 28, 2006.  As of the date of this report, the Company retains authority to purchase approximately $86 million in shares under the $200 million program.

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CenturyTel, Inc.

Date: November 29, 2005	/s/ Neil A. Sweasy
Neil A. Sweasy
Vice President and Controller